Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

By and Among

D.R. HORTON, INC.

and

POTABLE MERGER SUB, INC.

and

VIDLER WATER RESOURCES, INC.

dated as of

April 13, 2022

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of April 13, 2022 by and among Vidler Water Resources, Inc., a Delaware corporation (the “Company”), D.R. Horton, Inc., a Delaware corporation (“Parent”), and Potable Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 9.01 hereof.

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance thereof and pursuant to this Agreement, Merger Sub has agreed to commence a cash tender offer to purchase all of the outstanding shares of the common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), at a price per share of Company Common Stock of $15.75 (such amount or any different amount per share that may be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”) net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement (as it may be extended, amended, or supplemented from time to time as permitted under this Agreement, the “Offer”);

WHEREAS, following the consummation of the Offer, Merger Sub shall be merged with and into the Company with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and on the terms and subject to the conditions set forth in this Agreement, pursuant to which each issued and outstanding share of Company Common Stock as of the Effective Time (other than (a) shares of Company Common Stock owned directly or indirectly by Parent, Merger Sub, or the Company and (b) the Dissenting Shares) shall be converted into the right to receive an amount equal to the Merger Consideration;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (ii) determined that the transactions contemplated hereby, including the Offer and the Merger, are in the best interests of the Company and its stockholders, (iii) resolved that the Merger shall be governed by and effected under Section 251(h) of the DGCL and (iv) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer (the “Company Board Recommendation”);

WHEREAS, the board of directors of Parent has, on the terms and conditions set forth herein, approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Offer and the Merger;

WHEREAS, the board of directors of Merger Sub has declared that, on the terms and subject to the conditions set forth herein, this Agreement and transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interests of Merger Sub and its sole stockholder, and has approved and adopted this Agreement and the Transactions;

WHEREAS, the parties acknowledge and agree that the Merger shall be effected under Section 251(h) of the DGCL and shall, subject to satisfaction of the conditions set forth in this Agreement, be effected as soon as practicable following the consummation of the Offer; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Offer, the Merger, and the other transactions contemplated hereby and also to prescribe certain terms and conditions to these transactions.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

THE OFFER

Section 1.01 The Offer.

(a) Commencement of the Offer. Unless this Agreement shall have been terminated in accordance with ARTICLE VIII, and subject to the Company having complied with its obligations set forth in Section 1.02(b), as promptly as reasonably practicable after the date of this Agreement (but in no event more than ten Business Days after the date of this Agreement), Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), such date hereinafter referred to as the “Offer Commencement Date”) the Offer.

(b) Terms and Conditions of the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be subject to: (i) the Minimum Tender Condition; and (ii) the satisfaction, or waiver (to the extent permitted by Law) by Parent or Merger Sub, of the other conditions and requirements set forth in Annex I (together with the Minimum Tender Condition, the “Offer Conditions”). Subject to the prior satisfaction of the Minimum Tender Condition and the satisfaction, or waiver by Parent or Merger Sub, of the other Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to) consummate the Offer in accordance with its terms and accept for payment and pay for all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after the Expiration Time; provided, that with respect to shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee, Merger Sub shall be under no obligation to make any payment for such shares unless and until such shares are delivered in settlement or satisfaction of such guarantee. The Offer Price payable in respect of each share of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement.

(c) Offer to Purchase; Adjustment of Offer Price; Waiver of Conditions. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer as set forth in this Agreement, including the Minimum Tender Condition and the Offer Conditions. Parent and Merger Sub expressly reserve the right, to the extent permitted by Law, to waive, in whole or in part, any Offer Condition (other than the Minimum Tender Condition), to increase the Offer Price, or to make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that unless otherwise provided by this Agreement or as previously approved in writing by the Company, Merger Sub shall not: (i) reduce the maximum number of shares of Company Common Stock sought to be purchased in the Offer; (ii) reduce the Offer Price; (iii) amend, modify, or waive the Minimum Tender Condition; (iv) impose conditions or requirements to the Offer in addition to those set forth in Annex I; (v) amend or modify any Offer Condition in a manner that adversely affects, or that would reasonably be expected to have an adverse effect on, any holders of shares of Company Common Stock, or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger, or the other Transactions; (vi) except as otherwise provided in Section 1.01(d), 1.01(e), or 1.01(g), terminate the Offer or accelerate, extend or otherwise change the Expiration Time; (vii) change the form of consideration payable in the Offer; or (viii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

(d) Expiration of the Offer. The Offer shall expire at one minute after 11:59 p.m., New York time, on the date that is 20 Business Days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Time”) or, in the event the Initial Expiration Time has been extended pursuant to and in accordance with to this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later date and time to which the Initial Expiration Time has been extended pursuant to this Agreement, is referred to as the “Expiration Time”).

(e) Extension of Offer. Subject to the parties’ respective termination rights under ARTICLE VIII: (i) if, as of the then scheduled Expiration Time, any Offer Condition is not satisfied and has not been waived by Parent or Merger Sub if permitted hereunder, then Merger Sub shall and Parent shall cause Merger Sub to (and without the consent of the Company), extend the Offer on one or more occasions in consecutive increments (each such extension period, an “Additional Offer Period”), for an additional period of up to ten Business Days per extension, to permit such Offer Conditions to be satisfied (subject to the right of Parent or Merger Sub to waive any Offer Condition, other than the Minimum Tender Condition); and (ii) Merger Sub shall and Parent shall cause Merger Sub to extend the Offer from time to time for any period required by applicable Law, any interpretation or position of the Securities and Exchange Commission (the “SEC”), the staff thereof, or the Nasdaq Stock Market (“Nasdaq”) applicable to the Offer, and until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other applicable foreign antitrust, competition, or similar Law shall have expired or been terminated; provided, however, (i) that if at the initial Expiration Time or the end of any Additional Offer Period, all of the Offer Conditions, except for the Minimum Tender Condition, are satisfied or have been waived, Merger Sub shall only be required to extend the Offer and its expiration date beyond the initial Expiration Time or such subsequent date for one or more additional periods not to exceed an aggregate of 20 Business Days, to permit the Minimum Tender Condition to be satisfied and (ii) that in no event shall Merger Sub be required to extend the Offer beyond a date later than the Outside Date. Merger Sub agrees that it shall not, and Parent shall not permit or authorize Merger Sub to, terminate or withdraw the Offer prior to any scheduled Expiration Time without the prior written consent of the Company except in the event that this Agreement is terminated in accordance with ARTICLE VIII.

(f) Acceptance; Payment. On the terms specified herein and subject only to the satisfaction or waiver (to the extent waivable by Parent or Merger Sub) of the Offer Conditions, Merger Sub shall, and Parent shall cause Merger Sub to, irrevocably accept for payment and pay for all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer at or as promptly as practicable after the Expiration Time (as it may be extended and re-extended in accordance with this Section 1.01). Acceptance for payment of shares of Company Common Stock pursuant to and subject to the Offer Conditions upon the Expiration Time is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.”

(g) Termination of Offer. In the event that this Agreement is terminated pursuant to ARTICLE VIII, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and, in any event, within 24 hours of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire shares of Company Common Stock pursuant to the Offer. If the Offer is terminated or withdrawn by Merger Sub, Merger Sub shall (and Parent shall cause Merger Sub to) promptly return, and shall cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Laws, all tendered Company Common Stock to the registered holders thereof.

(h) Offer Documents. As promptly as reasonably practicable on the Offer Commencement Date, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements, and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal (such Schedule TO and the documents attached as exhibits thereto, together with any amendments and supplements thereto, the “Offer Documents”). The Company shall promptly furnish or otherwise make available to Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents. Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act and other applicable Laws. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments (whether written or oral) from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide the Company with copies of all correspondence between them and their representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Offer Documents (including any amendments or supplements thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Merger Sub shall give reasonable consideration to any such comments. Each of Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer. Each of Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

(i) Funds. Parent shall cause to be provided to Merger Sub, on a timely basis, all of the funds necessary to pay the Offer Price in respect of any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement. Parent and Merger Sub shall, and each of Parent and Merger Sub shall ensure that all of their respective controlled Affiliates shall, tender any Shares held by them into the Offer.

Section 1.02 Company Actions.

(a) Schedule 14D-9. On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements, and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 6.03, contain the Company Board Recommendation. The Schedule 14D-9 shall also contain the notice of appraisal rights required to be delivered by the Company under Section 262(d) of the DGCL at the time the Company first files the Schedule 14D-9 with the SEC. The Company shall set the record date for the Company’s stockholders to receive such notice of appraisal rights as the same date as the Stockholder List Date and shall disseminate the Schedule 14D-9 including such notice of appraisal rights to the Company’s stockholders to the extent required by Section 262(d) of the DGCL. The Company agrees to take all steps necessary to cause the Schedule 14D-9 to be prepared and filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to the stockholders of the Company, in each case as and to the extent required by the Exchange Act. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall promptly provide Parent and Merger Sub with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Schedule 14D-9 (including any amendments or supplements thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent, Merger Sub, and their counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and the Company shall give reasonable consideration to any such comments. The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation contained in the Schedule 14D-9.

(b) Stockholder Lists. In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly (but in any event within five Business Days following the date hereof) furnish or cause to be furnished to Parent and Merger Sub mailing labels, security position listings, and any other available listings or computer files containing the names and addresses of the record holders or beneficial owners of the shares of Company Common Stock as of the most recent practicable date, and shall promptly furnish Parent and Merger Sub with such information and assistance (including lists of record holders or beneficial owners of the shares of Company Common Stock, updated from time to time upon Parent’s, Merger Sub’s, or either of their respective agent’s request, and the addresses, mailing labels, and lists of security positions of such record holders or beneficial owners) as Parent, Merger Sub, or its agent may reasonably request for the purpose of communicating the Offer to the record holders and beneficial owners of the shares of Company Common Stock (the date of the list used to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger, and the other transactions contemplated hereby, Parent and Merger Sub and their Representatives shall hold in confidence the information contained in any such labels, listings, and files in accordance with the Confidentiality Agreement and shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver (and shall use their respective reasonable best efforts to cause their agents and Representatives to deliver) to the Company (or destroy) all copies and any extract or summaries of such information then in their possession or control, and, if requested by the Company, promptly certify to the Company in writing that all such material has been returned or destroyed.

ARTICLE II

THE MERGER

Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL (including Section 251(h) of the DGCL), at the Effective Time: (a) Merger Sub will merge with and into the Company; (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger and a Subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”). The Merger shall be effected under Section 251(h) of the DGCL as soon as practicable following the consummation of the Offer.

Section 2.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place remotely by electronic exchange of documents, as soon as practicable (and, in any event, within three Business Days) after the Offer Closing Date, except if, subject to Section 1.01(b), the condition set forth in Section 7.01(a) shall not be satisfied or waived by such date, in which case on no later than the first Business Day on which the condition set forth in Section 7.01(a) is satisfied or waived. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 2.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Section 2.05 Certificate of Incorporation; By-Laws. At the Effective Time: (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until, subject to Section 6.05(a), thereafter amended in accordance with the terms thereof and applicable Law; and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until, subject to Section 6.05(a), thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, and applicable Law.

Section 2.06 Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT FOR SHARES

Section 3.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent, Merger Sub, any other direct or indirect wholly owned subsidiary of Parent, or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time (“Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be converted into the right to receive, in cash and without interest, an amount equal to the Offer Price (the “Merger Consideration”).

(c) Cancellation of Shares. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 3.03, each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) will, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.02 hereof.

(d) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 3.02 Surrender and Payment.

(a) Paying Agent; Payment Fund. Prior to the Offer Closing Date, Parent shall appoint a paying agent (the “Paying Agent”) to act as the agent for the holders of Shares to receive the aggregate consideration to which such holders shall become entitled pursuant to Section 1.01(f) and Section 3.01(b). The Paying Agent Agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. Immediately prior to the Offer Closing, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, cash sufficient to make payment of the cash consideration payable pursuant to Section 1.01(f) and the aggregate Merger Consideration (the “Payment Fund”). If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 1.01(f) and Section 3.01(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement. The Payment Fund shall not be used for any other purpose, except as set forth in Section 3.02(c). Parent shall pay, or cause to be paid, all fees, charges, and expenses of the Paying Agent. Promptly after the Effective Time (but in no event later than three Business Days thereafter), Parent shall send, or shall cause the Paying Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, whose Company Common Stock was converted pursuant Section 3.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) for use in such exchange.

(b) Procedures for Surrender; No Interest. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent; or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Laws. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this ARTICLE III, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c) Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund will be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in: (i) obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (ii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (iii) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, (x) no such investment will relieve Parent, Merger Sub, or the Paying Agent from making the payments required by this ARTICLE III and (y) no such investment will have maturities that could prevent or materially delay payments to be made pursuant to this Agreement. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(d) Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that any such Taxes have been paid or are not applicable.

(e) Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE III.

(f) Termination of Payment Fund. Any portion of the Payment Fund (including all interest and other income received by the Paying Agent in respect of all Payment Funds) that remains unclaimed by the holders of shares of Company Common Stock 12 months after the Effective Time shall be returned to the Surviving Corporation (or, at the option of Parent, to Parent), upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 3.02 prior to that time shall thereafter look only to the Surviving Corporation or Parent, as applicable (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, neither the Surviving Corporation nor Parent shall be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation (or, at the option of Parent, Parent) free and clear of any claims or interest of any Person previously entitled thereto.

(g) Dissenting Shares Merger Consideration. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(h) Depository Trust Company. Notwithstanding anything to the contrary in this Agreement, no holder of uncertificated Shares held through the Depository Trust Company (“DTC”) will be required to provide a Certificate or an executed letter of transmittal to the Paying Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 3.01(b). Prior to the Effective Time, each of Parent, Merger Sub and the Company will cooperate to establish procedures with the Paying Agent and DTC with the objective that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to the sum of (i) (A) the number of Shares (other than Cancelled Shares and Dissenting Shares) held of record by DTC or such nominee immediately prior to the Effective Time, multiplied by (B) the Merger Consideration.

Section 3.03 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 3.01, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 3.01(a)) and held by a holder who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but shall, by virtue of the Merger, be automatically cancelled and no longer outstanding and shall cease to exist and the holder thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with

Section 3.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Unless this Agreement is terminated pursuant to ARTICLE VIII, Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Section 3.04 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Offer Price and the Merger Consideration (as applicable) and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.05 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Paying Agent, Parent, Merger Sub, and the Surviving Corporation (and any Subsidiary of Parent, Merger Sub, and the Surviving Corporation) shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Paying Agent, Parent, Merger Sub, or the Surviving Corporation (or any Subsidiary of Parent, Merger Sub, and the Surviving Corporation), as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding. For the avoidance of doubt, each holder is solely responsible for any and all liabilities or obligations of such holder for Taxes that may arise with respect to the payment of such consideration pursuant to this Agreement.

Section 3.06 Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this ARTICLE III.

Section 3.07 Treatment of Stock Options and Other Stock-Based Compensation.

(a) Company Stock Options. The Company shall take all requisite action so that, at the Effective Time, each option to acquire shares of Company Common Stock whether granted under any Company Stock Plan or otherwise (each, a “Company Stock Option”) that is outstanding and exercisable immediately prior to the Effective Time, shall be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the right to receive from Parent and the Surviving Corporation, an amount in cash, without interest, equal to the product of: (i) the aggregate number of shares of Company Common Stock subject to such Company Stock Option; multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Stock Option, less any Taxes required to be withheld in accordance with Section 3.05. For the avoidance of doubt, in the event that (i) the per share exercise price under any Company Stock Option is equal to or greater than the Merger Consideration or (ii) any Company Stock Option is not exercisable immediately prior to the Effective Time, such Company Stock Option shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect.

(b) Company Restricted Stock Units. The Company shall take all requisite action so that, at the Effective Time, each Company RSU that is outstanding under any Company Stock Plan or otherwise immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and become free of restrictions and shall be cancelled and converted automatically, in accordance with the procedures set forth in this Agreement, into the right to receive from Parent and the Surviving Corporation, an amount in cash, without interest, equal to the Merger Consideration less any Taxes required to be withheld with respect to such Company RSU in accordance with Section 3.05.

(c) Payment Procedure. As soon as reasonably practicable after the Effective Time (but no later than the later of (i) ten Business Days after the Effective Time or (ii) the first payroll date that is at least five Business Days after the Effective Time), Parent shall, or shall cause the Surviving Corporation to, pay or cause to be paid through the Surviving Corporation’s payroll or other appropriate account the aggregate cash consideration payable with respect to Company Stock Options pursuant to Section 3.07(a) and the aggregate cash consideration with respect to Company RSUs payable pursuant to Section 3.07(b), in either case, held by current or former employees of the Company; provided, however, that to the extent the holder of a Company Stock Option or Company RSU did not receive such Company Stock Option or Company RSU, as applicable, in the holder’s capacity as an employee of the Company for employment tax purposes, the consideration payable pursuant to this Section 3.07 with respect to such Company Stock Option or Company RSU, in either case, shall be deposited in the Payment Fund and paid by the Paying Agent in the manner described in Section 3.02.

(d) Resolutions and Other Company Actions. At or prior to the Offer Closing, the Company, the Company Board, and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of this Section 3.07 and to terminate all Company Stock Plans.

Section 3.08 Further Action. The parties agree to take all necessary action to cause the Merger to become effective in accordance with ARTICLE III and subject to the terms and conditions hereof, as soon as practicable following the consummation of the Offer without a meeting or vote of the Company’s stockholders, as provided in Section 251(h) of the DGCL. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Company SEC Documents and publicly available at least one Business Day prior to the date of this Agreement (other than any disclosures contained under the captions “Risk Factors” and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) (provided, that nothing in such reports, statements or other documents shall be deemed to modify or qualify the Company’s representations and warranties in Section 4.01(a), Section 4.02, Section 4.03(a), Section 4.03(b)(i), Section 4.03(d), Section 4.05(a), and Section 4.10) or (b) the correspondingly numbered Section of the disclosure letter, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the certificate of incorporation (including any certificate of designations), by-laws, or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c) Subsidiaries. Section 4.01(c) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Each Subsidiary of the Company is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of jurisdiction of its organization, and has the requisite corporate (or, in the case of any Subsidiary that is not a corporation, other) power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each Subsidiary is qualified or licensed to do business as a foreign entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 4.01(c) of the Company Disclosure Letter, except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligations to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 4.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock; and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the “Company Preferred Stock”), of which 100,000 are designated as Series A Junior Participating Preferred Stock. As of the close of business on April 12, 2022: (A) 18,299,896 shares of Company Common Stock were issued and outstanding (not including shares held in treasury); (B) 17 shares of Company Common Stock were issued and held by the Company in its treasury; and (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company Common Stock.

(b) Stock Awards.

(i) As of the date of this Agreement, an aggregate of 2,680,133 shares of Company Common Stock were reserved for issuance pursuant to Company Equity Awards not yet granted under the Company Stock Plans. As of the date of this Agreement, 95,238 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Stock Options and 145,314 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company RSUs. Section 4.02(b)(i) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding Company Equity Award granted under the Company Stock Plans: and (A) the name of the holder of such Company Equity Award; (B) the number of shares of Company Common Stock subject to such Company Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award; (D) the date on which such Company Equity Award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof; and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable. All Company Stock Options were granted with an exercise price at least equal to the fair market value of a share of Company Common Stock on the date of grant.

(ii) Except for the Company Stock Plans and as set forth in Section 4.02(b)(ii) of the Company Disclosure Letter, there are no Contracts obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), including the Offer and the Merger. Other than the Company Equity Awards, as of the date hereof, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c) Voting Debt. No bonds, debentures, notes, or other indebtedness issued by the Company or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).

(d) Company Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 4.03 Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a) Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Offer, the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Offer, the Merger, and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger, and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Offer, the Merger, and the other transactions contemplated by this Agreement, do not and will not:

(i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries;

(ii) assuming that all Consents contemplated by clauses (i) through (v) of Section 4.03(c) have been obtained or made, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets;

(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or

(iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties, assets or rights of the Company or any of its Subsidiaries,

except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Offer, the Merger, and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the SEC in accordance with the Exchange Act of: (A) the Schedule 14D-9, and (B) such filings under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger, and the other transactions contemplated by this Agreement; (iii) the expiration or termination of any applicable waiting periods or receipt of such Consents (if any) as may be required under: (A) the HSR Act, or (B) any other Laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Foreign Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; (v) the other Consents of Governmental Entities listed in Section 4.03(c) of the Company Disclosure Letter (the “Other Governmental Approvals”); and (vi) such other Consents which if not obtained or made would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) Board Approval. The Company Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company duly called and held and, not subsequently rescinded or modified in any way, has adopted and approved the Company Board Recommendation.

(e) Anti-Takeover Statutes. To the Company’s Knowledge and assuming that the representations of Parent and Merger Sub set forth in Section 5.06 are true and correct, except for Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Company is applicable to this Agreement, the Offer, the Merger, or any of the other transactions contemplated by this Agreement.

Section 4.04 SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a) SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2020 (the “Company SEC Documents”). True, correct, and complete copies of all Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). To the extent that any Company SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Company SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents: (i) has been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, (ii) complied in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, (iii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q), and (iv) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material). The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) Internal Controls. The Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth as Section 4.04(c) of the Company Disclosure Letter.

(d) Disclosure Controls and Procedures. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosures as required under the Exchange Act.

(e) Undisclosed Liabilities. The audited balance sheet of the Company dated as of December 31, 2021 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the Offer, the Merger and the other transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Off-Balance Sheet Arrangements. Except as described in the Company SEC Documents filed as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(g) Sarbanes-Oxley and Nasdaq Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company is also in compliance in all material respects with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq.

(h) Accounting, Securities, or Other Related Complaints or Reports. Since January 1, 2019, (i) none of the Company or any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or any material complaint, allegation, assertion, or claim from employees of the Company or any of its

Subsidiaries regarding questionable financial accounting or auditing matters with respect to the Company or any of its Subsidiaries and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

Section 4.05 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger (i) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice, (ii) neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance and (iii) there has not been or occurred:

(a) any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b) any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.01.

Section 4.06 Taxes.

(a) The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects and were prepared in substantial compliance with applicable Law. The Company and each of its Subsidiaries have timely complied, in all material respects, with all applicable Tax information reporting requirements under all applicable Laws. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely and properly paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements included in the Company SEC Documents (in accordance with GAAP). The Company’s most recent financial statements included in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Company’s most recent financial statements included in the Company SEC Documents outside of the ordinary course of business consistent with past practice.

(b) The Company and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and all material Tax Returns with respect thereto have been properly completed and timely filed.

(c) There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been made in the Company’s most recent financial statements included in the Company SEC Documents.

(d) No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid or otherwise unresolved. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received written notice of a claim made by a Governmental Entity in a jurisdiction in which the Company or such Subsidiary, as applicable, files Tax Returns, that the Company or such Subsidiary is or may be subject to Tax in that jurisdiction that has not been finally settled or otherwise resolved. Neither the Company nor any of its Subsidiaries ever have deferred any payment of any material Taxes (that would otherwise be due) through any automatic extension or other grant of relief, which extension or other grant of relief remains outstanding.

(e) Except as described in Section 4.06(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis (except for any group of which Company is the common parent); (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(f) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(g) Neither the Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, (i) a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) or (ii) a “tax shelter” within the meaning of Section 6662 of the Code or the Treasury Regulations promulgated thereunder (or any similar provision of state, local, provincial, or non-U.S. Law).

(h) Neither the Company nor any of its Subsidiaries has deferred any payment of Taxes (that would otherwise be due) through any automatic extension or other grant of relief provided by a Pandemic Response Law.

(i) Prices charged, paid, or incurred between (or among) each of the Company and any of its Subsidiaries, each existing shareholder of the Company, or any of their respective affiliates, or any combination thereof, for any property or services (or for the use of money or any other property) are arm’s-length prices for purposes of applicable transfer pricing laws.

(j) Neither the Company nor any of its Subsidiaries has sought or obtained a ruling from, or reached a mutual understanding with, any Governmental Entity which may adversely affect the Tax position of a member of any of the Company or its Subsidiaries, or any asset owned or held directly or indirectly by any of the Company or its Subsidiaries, subsequent to the Closing Date.

(k) No power of attorney has been executed by, or entered into on behalf of, the Company or any of its Subsidiaries with respect to Taxes or any matter related to Taxes that is in effect.

(l) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, provincial, or non-U.S. Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of applicable state, local, provincial, or non-U.S. Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, (vi) deferred revenue accrued prior to the Closing Date, (vii) deferred gains arising prior to the Closing Date, and (viii) election under Section 108(i) of the Code (or any corresponding provision of applicable state, local, provincial, or non-U.S. Law).

(m) The tax classification for U.S. federal income tax purposes of each of the Company and its Subsidiaries, at all times on and after the date of formation of such member, is set forth on Section 4.06(m) of the Company Disclosure Letter (and, if the Company or any of its Subsidiaries has had more than one tax classification for U.S. federal income tax purposes on or subsequent to its formation, then its tax classification is set forth on Schedule 4.06(m) attached hereto, along with the dates indicating the period in which such member was classified as such an entity for U.S. federal income tax purposes). The Company and its Subsidiaries are each members of the same “affiliated group” as defined in Section 1504 of the Code that has filed a consolidated return for U.S. federal income tax purposes.

(n) None of the Company and any of its Subsidiaries is, or ever has had, any branch, agency, permanent establishment, or other taxable presence in any jurisdiction other than its country of its organization.

Section 4.07 Intellectual Property.

(a) Scheduled Company-Owned IP. Section 4.07(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations; and (ii) material unregistered Company-Owned IP.

(b) Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted (“Company IP”), in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The consummation of the Offer, the Merger and the other transactions contemplated by this Agreement will not result in the loss of any Company IP, or give rise to any right of any third party to terminate any of the Company’s or any Subsidiaries’ rights or obligations under, any agreement under which the Company or any of its Subsidiaries grants to any Person, or any Person grants to the Company or any of its Subsidiaries, a license or right under or with respect to any Company IP.

(c) Validity and Enforceability. The Company and its Subsidiaries’ rights in the Company-Owned IP are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries have taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; (ii) there are no pending or, to the knowledge of the Company, threatened claims by any Person alleging infringement, misappropriation or dilution by the Company or any of its Subsidiaries of the Intellectual Property rights of any Person; (iii) to the Knowledge of the Company, no third party is infringing upon, violating, or misappropriating any Company IP; and (iv) neither the Company nor any of its Subsidiaries has made any claim of infringement, misappropriation or other violation by others of its rights to or in connection with the Company-Owned IP.

(e) IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Company IT Systems. To the Company’s Knowledge, in the past two years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have taken all reasonable best effort steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Privacy and Data Security. The Company and each of its Subsidiaries have complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s and its Subsidiaries’ businesses, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In the past two years, the Company and its Subsidiaries have not: (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning the Company’s or any of its Subsidiaries’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.08 Compliance; Permits.

(a) Compliance. The Company and each of its Subsidiaries are and, since January 1, 2019, have been in compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses, operations, properties or assets are bound, except where the failure to be in compliance has not had and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2019, the Company has not been given written notice of, or been charged with, any unresolved violation of any Law.

(b) Permits. The Company and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all material permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”). For purposes of this Agreement, the term Permits does not extend to the Water Rights (as defined in Section 9.01). No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries is and, since January 1, 2019, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.09 Litigation. Except as set forth in Section 4.09 of the Company Disclosure Letter, there is no Legal Action pending, or to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any present or former officer or director of the Company or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount in controversy in excess of $1,000,000; and (b) does not seek material injunctive or other non-monetary relief. None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent (“Order”), which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any officer or director of the Company.

Section 4.10 Brokers’ and Finders’ Fees. Except for fees payable to BofA Securities, Inc. and Kroll, LLC (operating through its Duff & Phelps Opinions Practice), pursuant to engagement letters listed in Section 4.10 of the Company Disclosure Letter, a correct and complete copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or the Offer, the Merger, or any other transaction contemplated by this Agreement.

Section 4.11 Related Person Transactions. There are, and since January 1, 2019, there have been, no Contracts, transactions, arrangements, or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee or any of their respective family members) thereof or any holder of 5% or more of the shares of Company Common Stock (or any of their respective family members), but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not been disclosed in the Company SEC Documents.

Section 4.12 Employee Benefit Issues.

(a) Schedule. Section 4.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, incentive compensation, performance awards, stock or stock-based awards or other equity-based awards, commission, profit sharing, health, dental, retirement, life insurance, death, accidental death & dismemberment, disability, fringe, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any Company ERISA Affiliate has or may have any Liability (collectively, the “Company Employee Plans”).

(b) Documents. The Company has made available to Parent correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Company Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the Offer, the Merger or any of the other transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan; (iii) the two most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the two most recent plan years for each Company Employee Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each Company Employee Plan; (vi) all actuarial valuation reports related to any Company Employee Plans; and (vii) any non-routine correspondence with any Governmental Entity concerning such Company Employee Plans.

(c) Employee Plan Compliance. (i) Each Company Employee Plan has been established, administered, maintained and operated in all material respects in accordance with its terms and in compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received timely a determination letter from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Company Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) in the last six years, there have been no investigations, audits, inquiries, enforcement actions, or Legal Actions, and there are currently no investigations, audits, inquiries, enforcement actions, or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Company Employee Plan; (vi) in the last six years, there have been no material Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of the Company, neither the Company nor any of its Company ERISA Affiliates has in the past six years engaged in a transaction that could subject the Company or any Company ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d) Plan Liabilities. Neither the Company nor any Company ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Company Employee Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Company Employee Plan; (ii) except for payments of premiums to the Pension Benefit Guaranty Corporation (“PBGC”) which have been timely paid in full, not incurred any liability to the PBGC in connection with any Company Employee Plan covering any active, retired, or former employees or directors of the Company or any Company ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Company Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to satisfy the health plan compliance requirements under the Affordable Care Act, including the employer mandate under Section 4980H of the Code and related information reporting requirements; (iv) failed to comply with Section 601 through 608 of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; (v) failed to comply with the privacy, security, and breach notification requirements under HIPAA; or (vi) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any multiemployer plan and nothing has occurred that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such multiemployer plan which could result in any liability of the Company or any Company ERISA Affiliate to any such multiemployer plan. No complete or partial termination of any Company Employee Plan has occurred or is expected to occur. The Company has no plan or commitment to amend any material Company Employee Plan or establish any material new employee benefit plan or to materially increase any benefits pursuant to any Company Employee Plan.

(e) Certain Company Employee Plans. With respect to each Company Employee Plan:

(i) no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its Company ERISA Affiliates has now or at any time within the previous six years contributed to, sponsored, maintained, or had any liability or obligation in respect of any such multiemployer plan or multiple employer plan;

(ii) no Legal Action has been initiated by the PBGC to terminate any such Company Employee Plan or to appoint a trustee for any such Company Employee Plan;

(iii) no Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code. Except as set forth in Section 4.12(e) of the Company Disclosure Letter, no such plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and no plan listed in Section 4.12(e) of the Company Disclosure Letter has failed to satisfy the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

(iv) no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Company Employee Plan.

(f) No Post-Employment Obligations. Except as set forth in Section 4.12(f) of the Company Disclosure Letter, no Company Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

(g) Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Company Employee Plan, or otherwise involving any Company Employee Plan or the assets of any Company Employee Plan; and (ii) no Company Employee Plan is presently or has within the six years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(h) Section 409A Compliance. Each Company Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations), and no amount under any Company Employee Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code. The Company and its Subsidiaries have no obligation to gross-up or indemnify any individual with respect to any Tax under Sections 409A of the Code.

(i) Health Plan Compliance. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements under ERISA and the Code, including COBRA, HIPAA, and the Affordable Care Act, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Company Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.

(j) Effect of Transaction. Except as set forth in Section 4.12(j) of the Company Disclosure Letter, neither the execution or delivery of this Agreement, the consummation of the Offer, the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of the Company or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan. No amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the Offer, the Merger, or any other transaction contemplated by this Agreement by any employee, director, or other service provider of the Company under any Company Employee Plan or otherwise would be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, and would not be deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor its Subsidiaries has any obligation to gross-up, reimburse or indemnify any individual with respect to any Tax under Section 4999 of the Code.

(k) Employment Law Matters. The Company and each of its Subsidiaries: (i) is in compliance with all applicable Laws and agreements with respect to employment, including applicable Laws, rules and regulations and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety (including compliance with all COVID-19 Measures), use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l) Labor. Neither the Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened, or has occurred in the last six years. None of the Company Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at the Company or any of its Subsidiaries, or any Company Employees. There are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment-related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(m) Notice to Terminate. As of the date of this Agreement, no Company Employee has provided the Company or any of its Subsidiaries with notice of his, her or their intent to terminate his, her or their employment relationship with such entity following the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement.

(n) Harassment Claims. Since January 1, 2019, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of the Company Employees in their capacities as such, (ii) to the Knowledge of the Company, no incidents of any such workplace sexual harassment, discrimination or other similar misconduct have occurred, and (iii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment, discrimination or other similar misconduct by any Company Employee.

Section 4.13 Real Property and Personal Property Matters.

(a) Owned Real Estate. The Company or one or more of its Subsidiaries has good and marketable fee simple title to the Owned Real Estate free and clear of any Liens other than the Permitted Liens. Section 4.13(a) of the Company Disclosure Letter contains a true and complete list by address and legal description of the Owned Real Estate as of the date hereof. Except as set forth in Section 4.13(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries: (i) other than to Parent, has granted any Person an option, right of first offer, or right of first refusal to purchase or lease such Owned Real Estate or any portion thereof or interest therein; (ii) has received written notice of any pending, and to the Knowledge of the Company, threatened, condemnation proceeding affecting any Owned Real Estate or any portion thereof or interest therein; or (iii) has received written notice of any pending, and to the Knowledge of the Company, planned, formation of a special taxation or assessment district affecting any Owned Real Estate or any portion thereof or interest therein. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b) Leased Real Estate. Section 4.13(b) of the Company Disclosure Letter contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Estate (including the date and name of the parties to such Lease document). The Company has delivered to Parent a true and complete copy of each such Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as set forth on Section 4.13(b) of the Company Disclosure Letter, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Lease, is in material breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) the Company’s or its Subsidiary’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has the Company or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly-owned Subsidiary of the Company) a right to use or occupy such Leased Real Estate or any portion thereof.

(c) Water Rights. Section 4.13(c) of the Company Disclosure Letter contains a true and complete list of all the Arizona Water Rights, Colorado Water Rights, New Mexico Water Rights, and Nevada Water Rights (including, where applicable, all change applications, all permit numbers, certificate number, decree information, and storage right numbers) in which the Company or one of more of its Subsidiaries currently holds title ownership or a beneficial interest, as the case may be. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as set forth on Section 4.13(c) of the Company Disclosure Letter, with respect to all or any of the individual Water Rights: (i) such Water Rights are recognized by the respective Governmental Entity with authority over water for the state wherein the Water Right is located; (ii) the characteristics of the Water Right(s), including but not limited to the volumetric limitation, flow rate, priority date, point of diversion, manner of use, and place of use, as reported in the Company Disclosure Letter is accurate to the Knowledge of the Company; (iii) the ownership interest held by the Company or one or more of its Subsidiaries as reported in the Company Disclosure Letter, to the Knowledge of the Company, is an accurate accounting thereof; and (iv) neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company threatened, forfeiture or other adverse governmental action with respect to its interest in any of the Water Rights. Except as set forth on Section 4.13(c) of the Company Disclosure Letter, the Company and its Subsidiaries own the Water Rights free and clear of all Liens other than Permitted Liens, and neither the Company nor any of its Subsidiaries has granted any Person (other than another wholly-owned Subsidiary of the Company) a right to use or acquire such Water Rights or any portion thereof. To the knowledge of the Company, the Company or one of its Subsidiaries has adequate access to utilize each of the Water Rights.

(d) Real Estate Used in the Business. The Owned Real Estate identified in Section 4.13(a) of the Company Disclosure Letter, the Leased Real Estate identified in Section 4.13(b) of the Company Disclosure Letter, and the Water Rights identified in Section 4.13(c) of the Company Disclosure Letter comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company or any of its Subsidiaries.

(e) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 4.14 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Compliance with Environmental Laws. The Company and its Subsidiaries are, and have been, to the Knowledge of the Company, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

(b) No Disposal, Release, or Discharge of Hazardous Substances. Neither the Company nor any of its Subsidiaries has Released any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of the Company, formerly owned, leased, or operated by it or any of its Subsidiaries or at any other location that is currently subject to any investigation, remediation, or monitoring under any applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has knowingly accepted any solid or hazardous waste, impacted soil or other contaminated material on any Owned Real Estate or Leased Real Estate.

(c) No Production or Exposure of Hazardous Substances. Neither the Company nor any of its Subsidiaries has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(d) No Legal Actions or Orders. Neither the Company nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

(e) No Assumption of Environmental Law Liabilities. Neither the Company nor any of its Subsidiaries has expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 4.15 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of their respective properties or assets is bound (excluding any Leases):

(i) any “material contract” filed by the Company with the SEC;

(ii) any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (A) officer of the Company, (B) member of the Company Board, or (C) Company Employee providing for an annual base salary or payment in excess of $150,000;

(iii) any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (A) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (1) the Company or another wholly-owned Subsidiary thereof or (2) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business consistent with past practice pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business consistent with past practice;

(iv) any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Offer, or the Merger, Parent or any of its Subsidiaries) to (A) engage in any line of business, (B) compete with any Person, (C) operate in any geographical location or (D) sell to or purchase from any Person or to hire or solicit any Person;

(v) any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of capital stock or other equity interests of any Person, in each case with a fair market value in excess of $2,000,000;

(vi) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of assets of the Company or any of its Subsidiaries, in each case with a fair market value in excess of $2,000,000;

(vii) any Contract pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or other contingent payment obligations;

(viii) any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or expenditure (including royalties) in an amount in excess of $1,000,000;

(ix) any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or any of its Subsidiaries;

(x) any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(xi) any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Offer, or the Merger will obligate Parent, the Surviving Corporation, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(xii) any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;

(xiii) any Contract with any Governmental Entity;

(xiv) any mortgages, indentures, guarantees, loans or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $1,000,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly-owned Subsidiaries of the Company;

(xv) any employee collective bargaining agreement or other Contract with any labor union;

(xvi) any Company IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software;

(xvii) any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $1,000,000 in any year and which is not otherwise described in clauses (i) – (xvi) above; or

(xviii) any Contract which is not otherwise described in clauses (i)-(xvii) above that is material to the Company and its Subsidiaries, taken as a whole.

(b) Schedule of Material Contracts; Documents. Section 4.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts. The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto.

(c) No Breach. (i) All the Company Material Contracts are valid, legal, and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract; and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach, or has received written notice of breach, of any Company Material Contract.

(d) COVID-19. Neither the Company nor any of its Subsidiaries has received any notices seeking (i) to excuse a third party’s non-performance, or delay a third party’s performance, under existing Company Material Contracts due to interruptions caused by COVID-19 (through invocation of force majeure or similar provisions, or otherwise) or (ii) to modify any existing contractual relationships due to COVID-19.

Section 4.16 Insurance. All material insurance policies maintained by the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Except as would not individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. To the Knowledge of the Company: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy. Neither the Company nor any of its Subsidiaries has made any claims on existing insurance policies, including business interruption insurance, as a result of COVID-19.

Section 4.17 Information in the Offer Documents and the Schedule 14D-9. The information supplied by the Company expressly for inclusion in the Offer Documents (and any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and will not, when filed with the SEC or distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or Merger Sub expressly for inclusion therein.

Section 4.18 Anti-Corruption Matters. Since January 1, 2019, none of the Company, any of its Subsidiaries or any director, officer or, to the Knowledge of the Company, employee or agent of the Company or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since January 1, 2019, neither the Company nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Company, no Governmental Entity is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 4.19 Fairness Opinion. (a) The Company has received the opinion of the Kroll, LLC, operating through its Duff & Phelps Opinions Practice (and, if it is in writing, has provided a copy of such opinion to Parent) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications, assumptions, and limiting conditions set forth therein, the consideration to be received in the Offer and the Merger by the holders of shares of Company Common Stock (other than holders of Cancelled Shares) is fair, from a financial point of view, to the holders of shares of Company Common Stock, without giving effect to any impact of the Offer or the Merger on any particular holder of shares of Company Common Stock other than in its capacity as a holder of shares of Company Common Stock, and (b) as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.

Section 4.20 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV and any certificate delivered pursuant hereto (including the related portions of the Company Disclosure Letter), neither the Company nor any other Person has made or makes any other express or implied representation or warranty, or any representation or warranty arising from statute or otherwise in law, either written or oral, on behalf of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, neither the Company nor any other Person has made or makes any representation or warranty with respect to any projections, estimates, or budgets of future revenues, future results of operations, future cash flows, or future financial condition (or any component of any of the foregoing) of the Company, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent or its Representatives, or in any other form in connection with the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.

Section 5.02 Authority; Non-Contravention; Governmental Consents; Board Approval.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Offer, the Merger, and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger, and the other transactions contemplated by this Agreement, subject only to the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, including the Offer, the Merger, and the other transactions contemplated by this Agreement do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 5.02(c) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the SEC of (A) the Offer Documents, and (B) such other filings as may be required to be made by Parent or Merger Sub in accordance with the Exchange Act in connection with this Agreement, the Offer, the Merger, and the other transactions contemplated by this Agreement; (iii) the expiration or termination of any applicable waiting periods or receipt of such Consents (if any) as may be required under the HSR Act or other Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; (v) the Other Governmental Approvals; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement. Parent does not operate any business or own any assets competitive with the Company or its Affiliates.

Section 5.03 Information in the Offer Documents. The Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC or at the time of distribution or dissemination thereof to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information furnished by the Company or its Representatives expressly for inclusion in the Offer Documents. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.

Section 5.04 Financial Capability. Parent and Merger Sub have (or have available to them), and will have as of the Offer Closing Date and Effective Time, on an unconditional basis, sufficient cash available to pay all amounts to be paid by Parent and Merger Sub in connection with this Agreement and the Transactions, including Parent’s and Merger Sub’s costs and expenses and the aggregate Offer Price and the Merger Consideration on the terms and conditions contained in this agreement, and there is not, nor will there be, any restriction on the use of such cash or cash equivalents for such purpose. In no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 5.05 Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, Order, judgment, ruling, or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 5.06 Ownership of Company Common Stock. Neither Parent nor any of its Affiliates or Associates (as “Associates” is defined in Section 203 of the DGCL) is an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.07 Brokers. Neither Parent, Merger Sub, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement, the Offer, the Merger, or any of the other transactions contemplated by this Agreement for which the Company would be liable.

Section 5.08 Merger Sub. Merger Sub: (a) has engaged in no business activities other than those related to the transactions contemplated by this Agreement; and (b) is a direct, wholly-owned Subsidiary of Parent.

Section 5.09 Disclaimer of Reliance. Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that none of the Company or any other Person has made or is making, and Parent and Merger Sub expressly disclaim reliance upon, any representations, warranties, or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in ARTICLE IV and any certificate delivered hereto, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub, or any of their respective Representatives, or any representation or warranty arising from statute or otherwise in law. Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge that except as set forth in ARTICLE IV no representations or warranties are made with respect to any projections, forecasts, estimates, budgets, or prospect information that may have been made available to Parent, Merger Sub, or any of their respective Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Offer, the Merger, or the other transactions contemplated by this Agreement).

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business of the Company.

(a) During the period from the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII (the “Pre-Closing Period”), (i) except (A) as expressly required by this Agreement or as required by applicable Laws, (B) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), or (C) as set forth in Section 6.01 of the Company Disclosure Letter, the Company shall (i) conduct in all material respects its business and operations in the ordinary course and (ii) use commercially reasonable efforts to preserve intact the material components of the Company’s current business organization, including by maintaining its relations and goodwill with all material suppliers, material customers, Governmental Entities and other material business relations (it being understood that with respect to the matters specifically addressed by any provision of Section 6.01(b), such specific provisions shall govern over the more general provision of this Section 6.01(a)); provided that, in each case, the Company and its Subsidiaries may continue any necessary changes in their respective business practices adopted prior to the date hereof that are reasonably required by any COVID-19 Measures and, after the date hereof, may take further actions in good faith that are reasonably required to respond to COVID-19 by any COVID-19 Measures.

(b) During the Pre-Closing Period, except (i) as expressly required by this Agreement or as required by applicable Laws, (ii) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (iii) as set forth in Section 6.01 of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) amend or permit the adoption of any amendment to its Charter Documents;

(ii) (i) split, combine, or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities (other than in connection with withholding to satisfy the exercise price or Tax obligations with respect to Company Equity Awards), or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries to the Company or another wholly-owned Subsidiary);

(iii) issue, deliver, sell, pledge, dispose of, or encumber any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms;

(iv) except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, or employees, other than increases in the ordinary course of business consistent with past practice in compensation made to non-officer employees earning less than $150,000 in annual compensation, (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, (iii) except as required by Law or the terms of such Company Employee Plans as in effect on the date hereof, pay or grant any bonus or severance amounts to any directors, officers, or employees of the Company, (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law or the terms of such Company Employee Plans as in effect on the date hereof, (v) hire any employee earning more than $150,000 in annual compensation or terminate any such employee other than for cause, or (vi) enter into any collective bargaining agreement;

(v) directly or indirectly, acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person;

(vi) (i) other than in the ordinary course of business consistent with past practice, transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Company; provided, that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Company IP, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(vii) repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(viii) amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Real Estate hereunder;

(ix) incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate is in excess of $1,000,000;

(x) enter into any new line of business outside of its existing business;

(xi) institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $500,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(xii) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(xiii) (i) make, revoke, modify or change any material election related to Taxes, (ii) settle, concede or compromise any material Tax claim, audit, or assessment, (iii) change or otherwise alter the fiscal year of the Company or any of its Subsidiaries, any material matter related to Tax accounting, or any method of Tax accounting, (iv) file or join in any Tax Return (other than a Tax Return (A) that is prepared in accordance with the past practice and custom of the Company and (B) that is in accordance with the provisions of this Agreement) that could materially increase the Taxes payable by the Company or any of its Subsidiaries, (v) file any amended Tax Return or any amendment or other modification to any Tax Return or fail to pay any material Tax that becomes due and payable, (vi) change the tax residency or tax classification of any of the Company or its Subsidiaries, (vii) enter into any closing agreement, surrender any right to a claim for material Taxes (including, without limitation, a claim for a material Tax refund, offset or other reduction in Tax liability) or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries, (viii) enter into any voluntary disclosure agreement or program with any Governmental Entity, or (ix) make any election with respect to the foregoing;

(xiv) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(xv) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(xvi) except in connection with actions permitted by Section 6.03 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(xvii) abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material Company IP, or grant any right or license to any material Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(xviii) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xix) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(xx) (x) modify, amend, terminate, cancel or extend any Material Contract or (y) enter into any Contract that if in effect on the date hereof would be a Material Contract;

(xxi) adopt or implement any stockholder rights plan or similar arrangement;

(xxii) change its fiscal year; or

(xxiii) agree or commit to do any of the foregoing.

Section 6.02 Access to Information; Confidentiality.

(a) Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VIII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business, properties and personnel of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b) Confidentiality. The parties hereby agree that all information provided to the other party or the other parties’ Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby, including any information obtained pursuant to Section 6.02(a), shall be treated in accordance with the Confidentiality Agreement, dated December 16, 2021, between Parent and the Company (the “Confidentiality Agreement”). Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 6.03 No Solicitation.

(a) Takeover Proposal. Except as permitted by this Section 6.03, during the period from the date of this Agreement until the Effective Time, the Company shall not, and shall cause its Subsidiaries and direct the Company’s and its Subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) not to (and shall not authorize or knowingly permit any of its and their respective Representatives to), directly or indirectly, (i) solicit, endorse, encourage, initiate, facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal; (ii) conduct, engage, enter into, continue or otherwise participate in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal; (iii) except where the Company Board makes a good faith determination, after consultation with its financial advisor and outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties, (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; or (iv) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”). Except as expressly permitted by this Section 6.03, the Company Board shall not effect a Company Adverse Recommendation Change. The Company shall, and shall cause its Subsidiaries and direct the Company’s and its Subsidiaries’ Representatives to (and shall not authorize or knowingly permit any of its and their respective Representatives to fail to) (x) cease immediately and cause to be terminated any and all existing activities, discussions, solicitations, initiations or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal, (y) promptly following the date hereof (and in any event within three Business Days after the date of this Agreement) request in writing that any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to promptly return or destroy (and confirm destruction of) all such information and (z) within one Business Day after the date of this Agreement, terminate access to any physical or electronic data room relating to a possible Takeover Proposal by any person described in the foregoing clause (y).

(b) Superior Proposal. Notwithstanding Section 6.03(a), prior to the Offer Closing, the Company Board, directly or indirectly through any Representative, may, subject to Section 6.03(d): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing after the date of this Agreement that the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or is reasonably likely to result in a Superior Proposal; (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement; provided, that all such information has previously been provided to Parent or is provided to Parent prior to or promptly (but in any event within 48 hours thereafter) following the time it is provided to such person; and provided, further, that only if and to the extent that in connection with the foregoing clauses (i) and (ii), (x) such Superior Proposal did not result from a breach of this Section 6.03 and (y) prior to furnishing any such nonpublic information to, or entering into discussions with, such person, the Company gives Parent (1) written notice of the identity of such person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such person and (2) a non-redacted true and complete copy of the confidentiality agreement entered into with such person within 48 hours of its execution; (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change; and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(c) Nothing contained herein shall prevent the Company Board from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Company determines, after consultation with its financial advisors and outside legal counsel, that failure to disclose such position would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, that any such disclosure, other than a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) of the Exchange Act, shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation in such communication; and provided further that this Section 6.03(c) shall not be deemed to permit the Company Board or any committee thereof to make a Company Adverse Recommendation Change except as expressly permitted by Section 6.03(e).

(d) Notification to Parent. The Company shall promptly (but in no event later than 48 hours after it obtains Knowledge of the relevant information) notify Parent in writing of the receipt by the Company (or any of its Representatives) of any Takeover Proposal or any inquiry that could reasonably be expected to lead to a Takeover Proposal or inquiry. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal or inquiry, including any proposed financing and any changes or material updates to such Takeover Proposal and attach a copy of any such written Takeover Proposal. The Company shall keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Takeover Proposal or any such inquiry proposal or offer on a reasonably prompt basis and reasonably inform Parent of the status (including by notifying Parent in writing of any material change to the terms thereof within 48 hours of receipt thereof by the Company) of any Takeover Proposal or any such inquiry, proposal, or offer, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof.

(e) Company Adverse Recommendation Change or Company Acquisition Agreement. Except as expressly permitted by Section 6.03, the Company Board shall not effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the Offer Closing, the Company Board may effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement that did not result from a breach of this Section 6.03, if: (i) the Company promptly notifies Parent, in writing, at least four Business Days (the “Superior Proposal Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal (a “Notice of Superior Proposal”), which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to effect a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice, to the extent provided by the relevant party in connection with the Superior Proposal and attaches, to the extent applicable, an unredacted true and complete copy of the most current form or draft of any written agreement providing for the transaction contemplated by such Superior Proposal; (iii) the Company and its Representatives during the Superior Proposal Notice Period negotiates with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that any amendment or modification to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal with a new two Business Day notice period following Parent’s receipt of such Notice of Superior Proposal) (it being understood that there may be multiple extensions); and (iv) the Company Board determines in good faith, after consulting with its financial advisors and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by Parent during the Superior Proposal Notice Period in the terms and conditions of this Agreement) and that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(f) Intervening Event. Notwithstanding anything to the contrary in the foregoing, in response to an Intervening Event that has occurred after the date of this Agreement but prior to the Offer Closing, the Company Board may effect a Company Adverse Recommendation Change if: (i) prior to effecting the Company Adverse Recommendation Change, the Company promptly notifies Parent, in writing, at least four Business Days (the “Intervening Event Notice Period”) before taking such action of its intent to consider such action (a “Notice of Intervening Event”) (which notice shall not, by itself, constitute a Company Adverse Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action; (ii) the Company shall, and shall cause its Representatives to, during the Intervening Event Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that the underlying facts giving rise to, and the reasons for taking such action, cease to constitute an Intervening Event, if Parent, in its discretion, proposes to make such adjustments (it being understood and agreed that the occurrence of a material modification to such Intervening Event shall require a new Notice of Intervening Event with a new two business day notice period following Parent’s receipt of such Notice of Intervening Event) (it being understood that there may be multiple extensions); and (iii) the Company Board determines in good faith, after consulting with its financial advisors and outside legal counsel, that the failure to effect such Company Adverse Recommendation Change, after taking into account any adjustments made by Parent during the Intervening Event Notice Period, would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

Section 6.04 Employees; Benefit Plans.

(a) Comparable Salary and Benefits. During the period commencing at the Effective Time and ending on the date which is 12 months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries), and to the extent consistent with the terms of the governing plan documents, Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with annual base salaries or wage levels, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health, defined benefit retirement and deferred compensation benefits) that are, in the aggregate, no less favorable than the annual base salaries or wage levels, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health, defined benefit retirement and deferred compensation benefits) provided by the Company and its Subsidiaries on the date of this Agreement.

(b) Crediting Service. With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding any retiree health plans or programs maintained by Parent or any of its Subsidiaries, any defined benefit retirement plans or programs maintained by Parent or any of its Subsidiaries, and any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time, and subject to the terms of the governing plan documents, Parent shall, or shall cause the Surviving Corporation to, credit all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for purposes of eligibility to participate and vesting for full or partial years of service in such Parent Benefit Plan; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Employee Plan. Without limiting the foregoing, to the extent that any Company Continuing Employee participates in any medical, dental, vision or pharmaceutical plan of Parent or any of its Affiliates following the Effective Time and prior to December 31, 2022, (A) Parent shall use commercially reasonable efforts to cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under such plan to be waived with respect to the Company Continuing Employees and their eligible dependents, to the extent waived under the corresponding plan in which the Company Continuing Employee participated immediately prior to the Effective Time, and (B) Parent shall use commercially reasonable efforts to cause any deductibles paid by Company Continuing Employee under any of the Company’s or its Subsidiaries’ health plans in the plan year in which the Effective Time occurs to be credited towards deductibles under the health plans of Parent or any Affiliate of Parent.

(c) Unless otherwise requested by Parent no later than three (3) Business Days prior to the Closing Date, the Company shall (or shall cause the applicable plan sponsor to), at least one Business Day prior to the Closing Date, (i) cease contributions to, and adopt written resolutions (or take other necessary and appropriate action(s)) to terminate, the PICO Holdings, Inc. Employees 401(k) Retirement Plan and Trust and any other Company Employee Plan that is intended to qualify under Section 401(a) of the Code with a cash or deferred arrangement as described in Section 401(k) of the Code (collectively, the “401(k) Plans”) in compliance with its terms and the requirements of applicable Laws, (ii) make all employee and employer contributions to the 401(k) Plans on behalf of Company Continuing Employees for all periods of service prior to the Effective Time, including such contributions that would have been made on behalf of the Company Continuing Employees had the transactions contemplated by this Agreement not occurred (regardless of any service or end-of-year employment requirements) but prorated for the portion of the plan year that ends on the Business Day preceding the Closing Date, and (iii) one hundred percent (100%) vest all participants under the 401(k) Plans, such termination, contributions and vesting to be effective no later than the Business Day preceding the Closing Date.

(d) Employees Not Third-Party Beneficiaries. This Section 6.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.04, express or implied, shall confer upon any Company Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.04. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Corporation, Parent, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Parent, or any of their respective Affiliates from terminating the employment of any Company Continuing Employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 6.04 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alter any existing at-will employment relationship between any Company Employee and the Surviving Corporation.

(e) Prior Written Consent. With respect to matters described in this Section 6.04, the Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of Parent.

Section 6.05 Directors’ and Officers’ Indemnification and Insurance.

(a) Indemnification. Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an “Indemnified Party”) as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 6.05 of the Company Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification, and advancement of expenses equivalent to the provisions of the Charter Documents of the Company as in effect immediately prior to the Effective Time with respect to acts or omissions by any Indemnified Party occurring prior to the Effective Time, and shall not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

(b) Insurance. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to: obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 300 percent of the last annual premium paid by the Company or any of its Subsidiaries for such insurance prior to the date of this Agreement, which amount is set forth in Section 6.05(b) of the Company Disclosure Letter (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium.

(c) Survival. The obligations of Parent and the Surviving Corporation under this Section 6.05 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.05 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.05 applies shall be third party beneficiaries of this Section 6.05, each of whom may enforce the provisions of this Section 6.05).

(d) Assumption by Successors and Assigns; No Release or Waiver. In the event Parent, the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.05. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.06 Reasonable Best Efforts.

(a) Governmental and Other Third-Party Approvals; Cooperation and Notification. Subject to the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 6.06), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to reasonably assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, as promptly as reasonably practicable (and in any event no later than the Outside Date), the Offer, the Merger or any of the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations, filings, and notifications (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of any consents under Company Material Contracts (other than Company Material Contracts related to indebtedness), that are reasonably necessary to consummate the Offer and the Merger, in each case, to the extent requested by Parent; and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit any of their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll, or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, to withdraw its notification required under the HSR Act or other applicable Antitrust Laws, or to make any other concession, waiver or amendment under any Contract in connection with the foregoing, in each case, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed).

(b) Governmental Antitrust Authorities. Without limiting the generality of the undertakings pursuant to Section 6.06(a) hereof, the parties hereto shall: (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental

Antitrust Authority as necessary, proper, or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement (provided, that in the case of the filing under the HSR Act, such filing shall be made within ten Business Days of the date of this Agreement) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws; and (ii) subject to the terms set forth in Section 6.06(c) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration or termination of applicable waiting periods.

(c) Actions or Proceedings. If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Offer, the Merger, or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the parties hereto shall cooperate in all respects and each of the Company, Parent, and Merger Sub shall use its commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement.

(d) No Divestitures; Other Limitations. Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub, or any of their respective Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries, except, in each case, for such action that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would not reasonably be expected to materially and adversely impair the benefits of the Offer and Merger to Parent and its Subsidiaries, taken as a whole; provided, that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or Order so long as such requirement, condition, limitation, understanding, agreement, or Order is only binding on the Company in the event the Closing occurs.

Section 6.07 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Offer, the Merger or any of the other transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or (d) any other Governmental Entity to which the relevant party is subject or submits; provided, in each such case, that the party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such release, statement, announcement, or other disclosure in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 6.07 shall not apply to any release, statement, announcement, or other disclosure made with respect to: (i) a Company Adverse Recommendation Change issued or made in compliance with Section 6.03, (ii) any other disclosures issued or made in compliance with Section 6.03, or (iii) the Offer, the Merger or any of the other transactions contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by the Company or Parent in accordance with this Section 6.07.

Section 6.08 Anti-Takeover Statutes; Rights Plan.

(a) If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Offer, the acquisition of shares of Company Common Stock pursuant to the Offer, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

(b) The Company has taken or caused to be taken all necessary action to amend or waive the provisions of the Rights Plan in order to permit the approval, execution, delivery and performance of this Agreement and to consummate the transactions contemplated by this Agreement, in each case without causing the rights issued pursuant to the Rights Plan to be distributed or to become exercisable. If any provision of the Rights Plan or any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or becomes applicable to, or restricts or limits in any manner, any of the transactions contemplated by this Agreement, the Company and the Company Board will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and will otherwise act to minimize the effects of any such provision, statute or regulation on the transactions contemplated by this Agreement.

Section 6.09 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.

Section 6.10 Rule 14d-10(d) Matters. Prior to the Offer Closing, the Company (acting through the compensation committee of the Company Board) shall take all such steps as may be required to cause each agreement, arrangement, or understanding entered into by the Company or a Subsidiary of the Company on or after the date hereof with any of its officers, directors, or employees pursuant to which consideration is paid to such officer, director, or employee to be approved as an “employment compensation, severance, or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Section 6.11 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from Nasdaq and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

Section 6.12 Stockholder Litigation. The Company and Parent shall promptly advise the other party in writing after becoming aware of any Legal Action commenced, or to the Company’s or Parent’s Knowledge, as applicable, threatened, against the Company, Parent, or any of its directors by any stockholder of the Company or Parent (on their own behalf or on behalf of the Company or Parent), as applicable, relating to this Agreement or the transactions contemplated hereby (including the Offer, the Merger or any of the other transactions contemplated hereby) and shall keep the other party reasonably informed regarding any such Legal Action. The Company shall: (a) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such stockholder litigation, and provide Parent with the opportunity to consult with the Company regarding the defense of any such litigation, which advice the Company shall consider in good faith, and (b) not settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned).

Section 6.13 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.14 Resignations. At the written request of Parent, the Company shall cause each director and officer of the Company or any director or officer of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.

Section 6.15 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.16 Notification of Certain Matters. The Company and Parent shall promptly notify each other of any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in a manner that results or would reasonably be expected to result in the failure of any of the Offer Conditions or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any of the Offer Conditions or any condition set forth in ARTICLE VII) to be complied with or satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

ARTICLE VII

CONDITIONS

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing of each of the following conditions:

(a) No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(b) Purchase of Company Common Stock in the Offer. Merger Sub shall have irrevocably accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer (including pursuant to any “subsequent offering period” provided by Merger Sub pursuant to this Agreement).

ARTICLE VIII

TERMINATION, AMENDMENT, AND WAIVER

Section 8.01 Termination by Mutual Consent. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Offer Closing by the mutual written consent of Parent, Merger Sub, and the Company (with any termination by Parent also being an effective termination by Merger Sub).

Section 8.02 Termination by Either Parent or the Company. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, by either Parent or the Company (with any termination by Parent also being an effective termination by Merger Sub):

(a) if (A) the Offer Closing shall not have occurred on or before August 18, 2022 (the “Initial Outside Date”, and, as such time and date as it may be extended pursuant to this Section 8.02(a), the “Outside Date”) or (B) the Offer is terminated or withdrawn in accordance with Section 1.01 of this Agreement without any Shares being purchased thereunder; provided, however, that in the case of this Section 8.02(a), if on the Initial Outside Date, all of the Offer Conditions, other than the condition in clause (c) of Annex I (HSR Act) and those conditions that by their nature are to be satisfied at the time that the Offer expires, shall have been satisfied or waived by Parent, then either Parent or the Company may, by written notice to the other prior to the Initial Outside Date, extend the Initial Outside Date by 135 days immediately following the Initial Outside Date; provided, further, that in no event shall the Outside Date be later than December 31, 2022 (and in the event of such extension, all references to the Outside Date herein, including in Annex I, shall be deemed to be references to such same date); provided, further, that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party: (i) if the Offer Closing shall have occurred, or (ii) whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the failure of the Offer Closing to have occurred on or before the Outside Date; or

(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting: (i) prior to the Offer Closing, the consummation of the Offer, or (ii) prior to the Closing, the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable.

Section 8.03 Termination by Parent.

This Agreement may be terminated by Parent, at any time prior to the Offer Closing Date:

(a) if, prior to the Offer Closing: (i) the Company Board or any committee thereof shall have effected a Company Adverse Recommendation Change, (ii) the Company Board has caused or permitted the Company to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) with respect to a Superior Proposal or the Company enters into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), or (iii) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Company Board Recommendation in the Offer Documents (it being agreed that the delivery of a Notice of Superior Proposal and any amendment or update to such notice and the determination to so deliver such notice, update or amendment and public disclosure with respect thereto shall not, by itself, give rise to a right for Parent to terminate this Agreement); or

(b) if, prior to the Offer Closing, the Company shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements set forth in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in (d) or (e) of Annex I; provided, that if such breach or failure is capable of being cured prior to the earlier of (i) the Outside Date and (ii) the date that is 30 Business Days from the date the Company is notified in writing by Parent of such breach or failure, Parent may not terminate the Agreement pursuant to this Section 8.03(b) (x) prior to such earlier date if the Company is taking reasonable efforts to cure such breach or failure or (y) following such earlier date if such breach or failure is cured at or prior to such earlier date; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.03(b) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

Section 8.04 Termination by the Company. This Agreement may be terminated by the Company, at any time prior to the Offer Closing Date:

(a) if, prior to the Offer Closing, the Company Board authorizes the Company, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 6.03 hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 8.06(b) hereof in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement;

(b) if, prior to the Offer Closing, Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements set forth in this Agreement; provided, that if such breach or failure is capable of being cured prior to the earlier of (i) the Outside Date and (ii) the date that is 30 Business Days from the date Parent is notified in writing by the Company of such breach or failure, the Company may not terminate the Agreement pursuant to this Section 8.04(b) (x) prior to such earlier date if Parent is taking reasonable efforts to cure such breach or failure or (y) following such date if such breach or failure is cured at or prior to such date; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.04(b) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured; or

(c) in the event that (A) Merger Sub shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within 20 Business Days following the date of this Agreement or (B) Merger Sub shall have failed to purchase all Shares validly tendered (and not validly withdrawn) when required to do so in accordance with the terms of this Agreement; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to Section 8.04(c) in the event that Merger Sub’s failure to commence the Offer is primarily due to the Company’s material breach of this Agreement.

Section 8.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE VIII (other than pursuant to Section 8.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such valid termination in accordance with this Section 8.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is validly terminated pursuant to this ARTICLE VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 6.02(b), this Section 8.05, Section 8.06, and ARTICLE IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or Willful Breach of this Agreement prior to such termination. Nothing shall limit or prevent any party hereto from exercising any rights or remedies it may have under Section 9.13 in lieu of terminating this Agreement pursuant to this ARTICLE VIII.

Section 8.06 Fees and Expenses Following Termination.

(a) Except as set forth in this Section 8.06, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Offer and Merger are consummated.

(b) In the event that:

(i) this Agreement is terminated by the Company in accordance with Section 8.04(a);

(ii) this Agreement is terminated by Parent in accordance with (x) Section 8.03(a) or (y) Section 8.03(b) in connection with a breach by the Company of any of its covenants in Section 6.03; or

(iii) (x) this Agreement is terminated pursuant to Section 8.02(a) or Section 8.03(b), (y) after the date hereof and prior to such termination, any Person shall have publicly disclosed a bona fide Takeover Proposal or any bona fide Takeover Proposal shall have been communicated to the senior management of the Company or the Company Board and (z) within 12 months of such termination, the Company shall have entered into a Company Acquisition Agreement with respect to, or shall have consummated a transaction with respect to, a Takeover Proposal (provided, that for purposes of this clause (z) the references to “20%” in the definition of “Takeover Proposal” shall be deemed to be references to “50%”); then, in any such event under this Section 8.06(b), the Company shall pay, or shall cause to be paid, to Parent the Termination Fee by wire transfer of same day funds to an account designed in writing by Parent (A) in the case of Section 8.06(b)(i), substantially concurrently with (and as a condition

to) the termination of this Agreement (it being agreed that if such termination occurs on a day that is not a Business Day, “substantially concurrently” shall mean no later than on the next Business Day), (B) in the case of Section 8.06(b)(ii), within two Business Days after such termination or (C) in the case of Section 8.06(b)(iii), within two Business Days after the execution of a Company Acquisition Agreement in respect of an Takeover Proposal referred to in clause (z) above. Anything to the contrary in this Agreement notwithstanding, the Parties agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion. In the event that Parent or its designee shall receive full payment pursuant to this Section 8.06(b), the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates and Representatives or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates and Representatives (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company, any of its Affiliates or any of its Representatives for damages or equitable relief arising out of, relating to, or in connection with, this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.06(b) shall limit the rights of Parent or Merger Sub under Section 9.13 or in the case of fraud or Willful Breach.

(c) Parent’s right to receive payment from the Company of the Termination Fee pursuant to Section 8.06(b) (and, if applicable, pursuant to Section 8.06(d)) shall be the sole and exclusive remedy of the Parent Related Parties against the Company and any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members, Affiliates or Representatives (collectively, “Company Related Parties”) in any circumstance in which the Termination Fee becomes due and payable, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to, arising out of, or in connection with, this Agreement or the Transactions; provided, however, that nothing in this Section 8.06(c) shall limit the rights of Parent or Merger Sub under Section 9.13 or in the case of fraud or Willful Breach. For the avoidance of doubt, Parent or Merger Sub may simultaneously seek specific performance to cause the Company to consummate the Transactions in accordance with Section 9.13 and the payment of the Termination Fee pursuant to Section 8.06(b), but in no event shall Parent or Merger Sub be entitled to both (i) equitable relief ordering the Company to consummate the Transactions in accordance with Section 9.13 and (ii) the payment of the Termination Fee pursuant to Section 8.06(b) and any expense reimbursement pursuant to Section 8.06(d).

(d) Each party hereto acknowledges and hereby agrees that the provisions of this Section 8.06 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, the parties hereto would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 8.06, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 8.06 at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made, or a lesser rate that is the maximum permitted by applicable Law. Each party hereto further acknowledges that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.

(e) Except as expressly set forth in this Section 8.06, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses; provided, however, that Parent shall be responsible for all filing fees incurred in connection with the HSR Act or any other Antitrust Law in connection with the consummation of the transactions contemplated by this Agreement.

Section 8.07 Amendment. Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended or supplemented in any and all respects by action taken or authorized by the parties’ respective boards of directors, whether before or after the Offer Closing, by written agreement signed by each of the parties hereto; provided, however, that following the Offer Closing, no amendment shall be made which decreases the Merger Consideration.

Section 8.08 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party or party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) subject to the proviso in Section 8.07 and unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are not materially less restrictive in the aggregate to any third party than those contained in the Confidentiality Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” has the meaning set forth in Section 4.03(c).

“Arizona Water Rights” means any interest held by the Company and its Subsidiaries in and to: (a) any underground long-term water storage credits, transfers, or accounts permitted and approved by the Arizona Department of Water Resources; and (b) all permissions, permits, licenses, rights, storage space, or other rights associated with the long-term water storage credits, transfers, or accounts.

“Book-Entry Share” has the meaning set forth in Section 3.01(c).

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in the City of New York or Arlington, Texas are authorized or required by Law or other governmental action to close.

“Cancelled Shares” has the meaning set forth in Section 3.01(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. No. 116-136 (116th Cong.) (Mar. 27, 2020).

“Certificate” has the meaning set forth in Section 3.01(c).

“Certificate of Merger” has the meaning set forth in Section 2.03.

“Charter Documents” has the meaning set forth in Section 4.01(b).

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et seq. of ERISA.

“Code” means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as may be amended from time to time.

“Colorado Water Rights” means any interest held by the Company and its Subsidiaries in and to: (a) any water and water rights, reservoirs and storage rights, tunnels and transportation rights, wells and groundwater rights (whether tributary or non-tributary), or other rights in and to the use of water of any kind or nature recognized the Colorado Division of Water Resources; and (b) easements, rights of way, permissions, permits, licenses, contracts, certificates, or other rights associated with the historical and beneficial use of or otherwise appurtenant to or used in connection with such rights.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 6.03(a).

“Company Adverse Recommendation Change” shall mean the Company Board: (a) withdraws, amends, modifies, or qualifies, in any manner adverse to Parent or Merger Sub, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Schedule 14D-9; (c) recommending or otherwise declaring advisable the approval by the Company stockholders of any Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within five Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within five Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal; or (f) resolving, agreeing or proposing to take any of the foregoing actions.

“Company Balance Sheet” has the meaning set forth in Section 4.04(e).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 6.04(a).

“Company Disclosure Letter” has the meaning set forth in the introductory language in ARTICLE IV.

“Company Employee” has the meaning set forth in Section 4.12(a).

“Company Employee Plans” has the meaning set forth in Section 4.12(a).

“Company Equity Award” means a Company Stock Option or a Company RSU granted under one of the Company Stock Plans, as the case may be.

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Sections 414(b), (c), (m) and (o) of the Code.

“Company IP” has the meaning set forth in Section 4.07(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, or beneficiary, or otherwise bound.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that: (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole; or (b) would reasonably be excepted to prevent, materially delay, or materially impair the ability of the Company to consummate the Transactions by the Outside Date; provided, however, that, a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from:

(i) changes generally affecting the economy, financial or securities markets, or political, regulatory, or legislative conditions;

(ii) general conditions in the industry in which the Company and its Subsidiaries operate;

(iii) fluctuations in the value of any currency exchange, interest or inflation rates or tariffs;

(iv) any changes (or proposed changes) in applicable Law or GAAP or other applicable accounting standards after the date hereof, including interpretations thereof;

(v) acts of terrorism, cyberterrorism (whether or not or sponsored by a Governmental Entity), outbreaks of hostilities, acts of war, trade wars, national or international calamity or any other similar event (or the escalation of any of the foregoing);

(vi) natural disasters, force majeure events, weather conditions, epidemics, pandemics (including the COVID-19 virus), disease outbreaks, public health emergencies (or the escalation of any of the foregoing), and any governmental or industry responses thereto;

(vii) the execution and delivery, announcement, or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors, Governmental Entities, or other third Persons, or the identity of Parent or any of its Affiliates as the acquiror of the Company, or any facts or circumstances concerning Parent or any of its Affiliates (provided, that the exceptions in this clause (vii) shall not apply to any representation or warranty contained in Section 4.03(b) or Section 4.03(c));

(viii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or whether there could reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso);

(ix) any change, in and of itself, in the market price or trading volume of the Company’s securities or in its credit ratings or any failure, in and of itself, of the Company to meet internal or analysts’ expectations (it being understood that any Effect underlying such change or failure may be taken into account in determining whether there has been or whether there could reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or

(x) actions taken as required or specifically permitted by the Agreement or the failure to take any action prohibited by this Agreement, or actions or omissions taken with Parent’s consent;

provided further, however, that any Effect referred to in clauses (i) through (vi) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Material Contract” has the meaning set forth in Section 4.15(a).

“Company-Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Preferred Stock” has the meaning set forth in Section 4.02(a)

“Company Related Parties” has the meaning set forth in Section 8.06(c).

“Company RSU” means a restricted stock unit award granted pursuant to a Company Stock Plan (including, for the avoidance of doubt, any such performance-based restricted stock unit award).

“Company SEC Documents” has the meaning set forth in Section 4.04(a).

“Company Securities” has the meaning set forth in Section 4.02(b)(ii).

“Company Stock Option” has the meaning set forth in Section 3.07(a).

“Company Stock Plans” means the following plans, in each case as amended: Amended and Restated Executive Bonus Plan, Amended and Restated Nonemployee Director Compensation Policy, and 2014 Equity Incentive Plan.

“Company Subsidiary Securities” has the meaning set forth in Section 4.02(d).

“Confidentiality Agreement” has the meaning set forth in Section 6.02(b).

“Consent” has the meaning set forth in Section 4.03(c).

“Consolidated Appropriations Act” means the Consolidated Appropriations Act, 2021, Pub. L. No. 116-260 (116th Cong.) (Dec. 27, 2020).

“Contracts” means any contracts, agreements, licenses, notes, bonds, debentures, mortgages, guarantees, indentures, leases, purchase or sale orders or other contracts, undertakings, obligations, arrangements, understandings, binding instruments or binding commitments, whether written or oral.

“COVID-19” means SARS-CoV-2 or the coronavirus (COVID-19) pandemic, including any evolutions or mutations of SARS-CoV-2 or the coronavirus (COVID-19) disease or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar law, directive, protocols or guidelines promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 3.03.

“EDGAR” has the meaning set forth in Section 4.04(a).

“Effective Time” has the meaning set forth in Section 2.03.

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder.

“Exchange Act” has the meaning set forth in Section 1.01(a).

“Expiration Time” has the meaning set forth in Section 1.01(d).

“FFCRA” means the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020), and any amendments thereof.

“Foreign Antitrust Laws” has the meaning set forth in Section 4.03(c).

“GAAP” has the meaning set forth in Section 4.04(b).

“Governmental Antitrust Authority” has the meaning set forth in Section 6.06(b).

“Governmental Entity” has the meaning set forth in Section 4.03(c).

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” has the meaning set forth in Section 1.01(e).

“Indemnified Party” has the meaning set forth in Section 6.05(a).

“Initial Expiration Time” has the meaning set forth in Section 1.01(d).

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin (whether registered or unregistered), all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights (whether registered or unregistered) and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property of any kind and related proprietary rights.

“Intervening Event” means, with respect to the Company any material event, circumstance, change, effect, development, or condition first occurring or arising after the date hereof that (i) was not known to, nor reasonably foreseeable by, any member of the Company Board, as of the date hereof and (ii) does not relate to: (a) an effect resulting from the public announcement of this Agreement; (b) any actions taken pursuant to this Agreement; (c) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof; or (d) any change in the price, or change in trading volume, of the Company Common Stock (provided, however, that in the case of clause (d) the underlying causes giving rise to or contributing to such change may constitute or be taken into account in determining whether an Intervening Event has occurred).

“Intervening Event Notice Period” has the meaning set forth in Section 6.03(f).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 9.01 of the Company’s Disclosure Letter after reasonable due inquiry; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 9.01 of Parent’s Disclosure Letter after reasonable due inquiry.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Lease” means all leases, subleases, licenses, concessions, grants of right-of-way from the U.S. Department of the Interior Bureaus of Land Management (“BLM”), and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Leased Real Estate” means all leasehold or subleasehold estates, BLM rights-of-way, and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property, excluding the Water Rights, held by the Company or any of its Subsidiaries.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.

“Liability” means any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Maximum Premium” has the meaning set forth in Section 6.05(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.01(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Tender Condition” has the meaning set forth in Annex I.

“Nasdaq” has the meaning set forth in Section 1.01(e).

“Nevada Water Rights” means any interest held by the Company and its Subsidiaries in and to: (a) any water and water rights, reservoirs and storage rights, wells and groundwater rights (whether tributary or non-tributary), or other rights in and to the use of water of any kind or nature recognized and permitted by the Nevada Division of Water Resources; and (b) easements, rights of way, permissions, permits, licenses, certificates, or other rights associated with the historical and beneficial use of or otherwise appurtenant to or used in connection with such rights.

“New Mexico Water Rights” means any interest held by the Company and its Subsidiaries in and to: (a) any water and water rights, reservoirs and storage rights, wells and groundwater rights (whether tributary or non-tributary), or other rights in and to the use of water of any kind or nature recognized and permitted by the New Mexico Office of the State Engineer; and (b) easements, rights of way, permissions, permits, licenses, certificates, or other rights associated with the historical and beneficial use of or otherwise appurtenant to or used in connection with such rights.

“Notice of Intervening Event” has the meaning set forth in Section 6.03(f).

“Notice of Superior Proposal” has the meaning set forth in Section 6.03(e).

“Offer” has the meaning set forth in the Recitals.

“Offer Closing” has the meaning set forth in Section 1.01(f).

“Offer Closing Date” has the meaning set forth in Section 1.01(f).

“Offer Commencement Date” has the meaning set forth in Section 1.01(a).

“Offer Conditions” has the meaning set forth in Section 1.01(b).

“Offer Documents” has the meaning set forth in Section 1.01(h).

“Offer Price” has the meaning set forth in the Recitals.

“Offer to Purchase” has the meaning set forth in Section 1.01(c).

“Order” has the meaning set forth in Section 4.09.

“Other Governmental Approvals” has the meaning set forth in Section 4.03(c).

“Outside Date” has the meaning set forth in Section 8.02(a).

“Owned Real Estate” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and all appurtenances, excluding the Water Rights, relating thereto, owned by the Company or any of its Subsidiaries.

“Pandemic Response Laws” means the FFCRA, the CARES Act, the Consolidated Appropriations Act, the Payroll Tax Executive Order, and any other similar or additional federal, state, local, or foreign law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plans” has the meaning set forth in Section 6.04(b).

“Parent Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Related Parties” has the meaning set forth in Section 8.06(b).

“Paying Agent” has the meaning set forth in Section 3.02(a).

“Payment Fund” has the meaning set forth in Section 3.02(a).

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65 and IRS Notice 2021-11).

“PBGC” has the meaning set forth in Section 4.12(d).

“Permits” has the meaning set forth in Section 4.08(b).

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith; (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practice for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which does not materially impair the continued occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Release” means any spilling, leaking, pumping, pouring, emptying, discharging, injecting, leaching, releasing, escaping, dumping or disposing into, through or upon the Real Estate.

“Representatives” has the meaning set forth in Section 6.03(a).

“Rights Plan” means the 2020 Section 382 Rights Agreement effective as of July 24, 2020, between the Company and Computershare Trust Company, N.A., as rights agent.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.04(a).

“Schedule 14D-9” has the meaning set forth in Section 1.02(a).

“Schedule TO” has the meaning set forth in Section 1.01(h).

“SEC” has the meaning set forth in Section 1.01(e).

“Securities Act” means Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholder List Date” has the meaning set forth in Section 1.02(b).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Superior Proposal” means an unsolicited bona fide written Takeover Proposal (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “20% or more” shall be “more than 50%”) that the Company Board determines in good faith is more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement and reasonably likely of being completed on the terms proposed on a timely basis, taking into account: (a) all financial considerations; (b) the identity of the third party making such Takeover Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by the Company Board (including any conditions relating to financing, shareholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (e) any revisions to the terms of this Agreement and the Merger proposed by Parent during the Superior Proposal Notice Period set forth in Section 6.03(e).

“Superior Proposal Notice Period” has the meaning set forth in Section 6.03(e).

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Proposal” means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group (other than Parent and its Subsidiaries, including Merger Sub), relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business consistent with past practice) equal to 20% or more of the fair market value of the Company’s and its Subsidiaries’ consolidated assets or to which 20% or more of the Company’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 20% or more of the voting equity interests of the Company or any of its Subsidiaries whose business constitutes 20% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 20% or more of the voting power of the Company; (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 20% or more of the consolidated net revenues, net income, or assets of the Company, and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 20% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with a Governmental Entity of competent jurisdiction relating to Taxes, and any amendments thereof.

“Taxes” means each of any and all federal, state, county, local, foreign, provincial and non-U.S. taxes, including, for the avoidance of doubt, income, gross income, net income, premium, disability, alternative minimum, stamp, value added, goods and services, rent, franchise, inventory, capital levy, capital gains, net worth, production, fuel, escheat, unclaimed property, transfer, deed, documentary, recording, conveyance, license, real property, personal property, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, lease, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, property (real or personal), windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Termination Fee” means $10,895,598.37.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Voting Debt” has the meaning set forth in Section 4.02(c).

“Water Rights” means the collective of all the Arizona Water Rights, Colorado Water Rights, Nevada Water Rights, and New Mexico Water Rights.

“Willful Breach” means a deliberate act or a deliberate failure to act (including a failure to cure) by the Company, Parent or Merger Sub, as the case may be, which act or failure to act constitutes in and of itself a material breach of any agreement or covenant in this Agreement, regardless of whether breaching this Agreement was the object of the act or failure to act (it being agreed by the Parties that Merger Sub’s failure to purchase all Shares validly tendered (and not validly withdrawn) when required to do so in accordance with the terms of this Agreement shall be deemed to be a “Willful Breach”).

Section 9.02 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document mean such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute mean such statute as amended from time to time and include any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.03 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 9.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 9.04 Governing Law. This Agreement, and all Legal Actions (whether in contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 9.05 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in the United States District Court sitting in New Castle County in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 9.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.06 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.06.

Section 9.07 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 9.07):

If to Parent or Merger Sub, to:	D.R. Horton, Inc. 1341 Horton Circle Arlington, TX 76011 Attention: Thomas B. Montano Email: tbmontano@drhorton.com

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Gibson, Dunn & Crutcher LLP 2100 Ross Avenue, Dallas, TX 75201 Attention: Jonathan Whalen; Jeffrey Chapman Email: jwhalen@gibsondunn.com; jchapman@gibsondunn.com

If to the Company, to:	Vidler Water Resources, Inc. 3480 GS Richards Blvd., Suite 101 Carson City, NV 89703 Attention: Dorothy A. Timian-Palmer Email: dorothy@vidlerwater.com

with a copy (which will not constitute notice to the Company) to:	Dorsey & Whitney LLP 111 S. Main Street, Suite 2100 Attention: Nolan Taylor Email: taylor.nolan@dorsey.com

Section 9.08 Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Parent Disclosure Letter, the Company Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Company Disclosure Letter, and the Parent Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter or the Parent Disclosure Letter), the statements in the body of this Agreement will control.

Section 9.09 No Third-Party Beneficiaries. Except as provided in Section 6.05 hereof (which shall be to the benefit of the Persons referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.11 Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights hereunder may be assigned without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void ab initio and of no effect; provided, however, that Parent and Merger Sub may assign, in their sole discretion, any or all of their rights, interests and obligations under this Agreement to (a) any Affiliate of Parent at any time, in which case all references herein to Parent or Merger Sub shall be deemed references to such other Affiliate, except that (i) all representations and warranties made herein with respect to Parent or Merger Sub as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such assignment and (ii) no such assignment to an Affiliate of Parent shall relieve Parent or Merger Sub from their respective obligations under this Agreement or (b) after the Effective Time, to any Person.

Section 9.12 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 9.13 Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the terms and conditions of this Section 9.13, the parties hereto acknowledge and agree that (i) the parties hereto shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.05, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 8.06: (x) except with respect to monetary damages, are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (y) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent nor Merger Sub would have entered into this Agreement. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.13 shall not be required to provide any bond or other security in connection with the seeking of any such injunction or specific performance.

Section 9.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VIDLER WATER RESOURCES, INC.

By	/s/ Dorothy A. Timian-Palmer
Name: Dorothy A. Timian-Palmer
Title: Chief Executive Officer and President

D.R. HORTON, INC.

By	/s/ Donald R. Horton
Name: Donald R. Horton
Title: Executive Chairman

POTABLE MERGER SUB, INC.

By	/s/ Donald R. Horton
Name: Donald R. Horton
Title: Executive Chairman

ANNEX I

Conditions to the Offer

The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger to which this Annex I is attached (the “Agreement”) unless specifically defined in this Annex I. The obligation of Merger Sub to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a) through (h) below. Accordingly, notwithstanding any other provision of the Offer or this Agreement to the contrary, Merger Sub shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer) purchase any shares of Company Common Stock validly tendered (and not validly withdrawn as of immediately prior to the expiration of the Offer) pursuant to the Offer (and not theretofore accepted for payment) if, at any time prior to the expiration of the Offer, the following conditions have not been satisfied or waived (to the extent permitted by Law) in accordance with the terms of this Agreement:

(a) Minimum Tender Condition. There being validly tendered in the Offer and not validly withdrawn prior to any then scheduled Expiration Time (but excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as defined by Section 251(h)(6) of the DGCL) that number of shares of Company Common Stock which, together with all of the shares (if any) beneficially owned by Parent and Merger Sub, represents one more share of Company Common Stock than 50% of the Company Common Stock then outstanding (the “Minimum Tender Condition”);

(b) No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party to the Agreement shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Offer, the Merger, or any of the other transactions contemplated by the Agreement; provided, however, that Parent and Merger Sub shall not be permitted to invoke this clause (b) unless they shall have taken all actions (if any) required under this Agreement to avoid any such Order or have any such Order lifted.

(c) Governmental Consents. The waiting period (and any extension thereof) applicable to the consummation of the Offer, the Merger, and the other transactions contemplated under the Agreement under the HSR Act shall have expired or been terminated.

(d) Representations and Warranties. The representations and warranties of the Company:

(i) set forth in Article IV of the Agreement (other than in Section 4.01(a), Section 4.02, Section 4.03(a), Section 4.03(b)(i), Section 4.03(d), Section 4.05(a), and Section 4.10) shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Expiration Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(ii) contained in Section 4.02 of the Agreement shall be true and correct (other than de minimis inaccuracies) when made and as of immediately prior to the Expiration Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date); and

(iii) contained in Section 4.01(a), Section 4.03(a), Section 4.03(b)(i), Section 4.03(d), Section 4.05(a), and Section 4.10 of the Agreement shall be true and correct in all material respects when made and as of immediately prior to the Expiration Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date).

(e) Performance with Covenants. The Company shall have in all material respects performed and complied with all of its covenants, agreements, and other obligations pursuant to the Agreement to be performed or complied with on or prior to the Offer Closing.

(f) Company Material Adverse Effect Condition. Since the date of the Agreement, there shall not have been any Company Material Adverse Effect.

(g) No Termination of Agreement. The Agreement shall not have been validly terminated in accordance with its terms.

(h) Officers’ Certificate. Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying that the conditions set forth in Subsection (d), Subsection (e), and Subsection (f) have been satisfied.

The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Parent and Merger Sub to extend, terminate, or modify the Offer pursuant to the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived (to the extent permitted by Law) by Parent and Merger Sub, in whole or in part, at any time and from time to time in their sole discretion (other than the Minimum Tender Condition). The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time (to the extent permitted by Law) prior to or as of the Expiration Time in their sole discretion (other than the Minimum Tender Condition).

EXHIBIT A

Certificate of Incorporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VIDLER WATER RESOURCES, INC.

FIRST: The name of the Corporation is Vidler Water Resources, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”), as from time to time amended.

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is one hundred (100) shares of common stock, $0.01 par value.

FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate”), the bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation (the “Board of Directors”), but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SIXTH: In addition to the powers and authority herein before or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate and the bylaws of the Corporation.

SEVENTH: The number of directors of the Corporation shall be fixed from time to time by or in the manner set forth in the bylaws.

EIGHTH: (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder thereof for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or knowing violation of the law, (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment thereto or successor provision thereto or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) of this Article Eighth nor the adoption of any provision of this Certificate of Incorporation inconsistent with this paragraph (a) of this Article Eighth shall eliminate or reduce the effect of this paragraph (a) of this Article Eighth in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article Eighth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.